EXHIBIT 10.4
2016 OMNIBUS AMENDMENT TO
AWARDS GRANTED UNDER THE
BERRY PLASTICS GROUP, INC. 2015 LONG-TERM INCENTIVE PLAN
This Omnibus Amendment (this "Amendment") to the Award Agreements (as defined in the Berry Plastics Group, Inc. (the "Company") 2015 Long-Term Incentive Plan (the "Plan")) with an effective date prior to the date hereof is adopted effective as of __________, 2016.  All capitalized terms used without definition herein shall have the meanings ascribed to such terms in the Plan.
 WHEREAS, the Company has granted Awards to certain employees of the Company and its Subsidiaries;
WHEREAS, each such Award is evidenced by an Award Agreement entered into by and between the Company and the Participant to whom such Award was granted;
WHEREAS, at a Committee meeting held on July 28, 2015, the Committee authorized the Company to amend the terms and conditions of Awards (to the extent they were not previously exercised, paid, cancelled, forfeited, terminated, or expired) to provide full vesting and continued exercisability of outstanding awards upon certain terminations of employment following a "Change in Control" as defined in the Plan (the "Award Amendments");
WHEREAS, the Committee desires to amend all Award Agreements evidencing Awards that are outstanding as of the date hereof under the Plan (the "Outstanding Award Agreements") to reflect the Award Amendments; and
WHEREAS, pursuant to Section 3.1(f) of the Plan, the Committee has the authority to amend Award Agreements in the following respects.
NOW, THEREFORE, pursuant to Section 3.1(f) of the Plan, each Outstanding Award Agreement governing an "Option" (as defined in the Plan) is amended as and to the extent described below:
1. Effect of a Change in Control.  By deleting the existing Paragraph C of the Vesting Schedule each Outstanding Award Agreement and substituting therefor the following:
C. Notwithstanding Section A or B(1) above:
(1)	if the Optionee experiences a Termination of Employment (or other termination of service) by the Company or an Affiliate for any reason other than for Cause or Disability, or if the Optionee has and exercises the right to resign for "good reason" under an employment agreement between the Company or an Affiliate and the Optionee, within two (2) years following a Change in Control, (a) the Option shall become 100% vested and exercisable with respect to all Option Shares and (b) shall remain exercisable until the tenth (10th) anniversary of the Grant Date, notwithstanding any contrary provision of the Award; and
(2)	if Optionee experiences a Termination of Employment (or other termination of service) by the Company or an Affiliate for any reason other than for Cause or Disability, at any time after two (2) years following a Change in Control, the Option shall become vested with respect to an additional forty percent (40%) of the total Option Shares (e.g., if, immediately prior to such termination, forty percent (40%) of the total Option Shares are vested, then following such termination, eighty percent (80%) of the total Option Shares will be vested); provided, that the Option shall never be more than 100% vested.
2. Miscellaneous.  The provisions of this Amendment shall apply to each Outstanding Award Agreement only to the extent that the underlying Award has not previously been exercised, paid, cancelled, forfeited, terminated, or expired. Except as expressly amended hereby, the terms and conditions of each Outstanding Award Agreement shall remain in full force and effect.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.